Exhibit 99.1

FOR IMMEDIATE RELEASE

National Commerce Corporation Chairman and Chief Executive Officer

John H. Holcomb, III to Transition to Executive Chairman Role

Current President and Chief Operating Officer Richard Murray, IV to succeed Holcomb as Chief Executive Officer; Vice Chairman and Chief Financial Officer William E. Matthews, V to continue in present leadership role

BIRMINGHAM, AL (March 21, 2017) – National Commerce Corporation (Nasdaq: NCOM) (the “Company”), parent company of National Bank of Commerce (the “Bank”), today announced that its Chairman and Chief Executive Officer, John H. Holcomb, III will transition to the role of Executive Chairman, effective May 31, 2017, and that the Company’s current President and Chief Operating Officer, Richard Murray, IV, will succeed Mr. Holcomb as Chief Executive Officer at that time. Mr. Murray will also continue to serve as Chief Executive Officer of the Bank. The transition is consistent with the Company’s long-term succession planning strategy.

G. Ruffner Page, Jr., lead independent director of the Company, said, “National Commerce Corporation has benefited greatly from John Holcomb’s outstanding leadership. In addition to his sound judgment and business acumen, he brings a principled approach to decisions. The board and the company’s shareowners are grateful for his leadership, and we are also fortunate that John will continue to contribute to the Company in the role of Executive Chairman.”

Regarding Mr. Murray’s appointment, Mr. Page continued, “We are delighted to name Richard Murray as the Company’s next Chief Executive Officer. He is a proven leader who has earned the confidence of the board, the management team, and the employee base, and we are optimistic about the company’s future under his leadership. Richard and the company will also benefit from the continued leadership of Will Matthews as our Vice Chairman and Chief Financial Officer. John, Richard and Will have worked together for many years, and their complementary strengths and leadership skills, as well as their close working relationship, give us great optimism about the continued success of the company.”

Mr. Murray, who has more than 30 years of experience in banking, joined the Company as President and Chief Operating Officer in October 2010 and served in the same role at the Bank until his June 2012 promotion to Chief Executive Officer of the Bank. Mr. Murray is a graduate of Vanderbilt University and earned his M.B.A. from Samford University. He has decades of experience working together with Messrs. Holcomb and Matthews, as well as a number of the Company’s other executives, both at the Company and at a previous bank holding company.

Commenting on his appointment, Mr. Murray said, “I am honored to have the opportunity, not only to lead National Commerce Corporation, but also to succeed John Holcomb. I am pleased that John will continue to play an important role in the company as Executive Chairman. I am also fortunate to serve the company alongside my friend and longtime business partner Will Matthews, as well as many other capable leaders, including our market presidents and other executives. Having so many hard-working, ethical, and talented leaders in the company gives Will and me great confidence.”

About National Commerce Corporation

National Commerce Corporation (Nasdaq: NCOM), a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. Substantially all of the operations of National Commerce Corporation are conducted through the company’s wholly owned subsidiary, National Bank of Commerce. National Bank of Commerce currently operates seven full-service banking offices in Alabama, ten full-service banking offices in central and northeast Florida (including under the trade names United Legacy Bank and Reunion Bank of Florida) and two full-service banking offices in Atlanta, Georgia (including under the trade names Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage). National Bank of Commerce provides a broad array of financial services for commercial and consumer customers.

Additionally, National Bank of Commerce owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

National Commerce Corporation files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about National Commerce Corporation and National Bank of Commerce may be obtained at www.nationalbankofcommerce.com.

Contact Information

William E. Matthews, V

Vice Chairman and Chief Financial Officer

(205) 313-8122

wmatthews@nationalbankofcommerce.com